                                                                    EXHIBIT 99.1

CONTACT:
Jerry Wong
POET Holdings, Inc.
(650) 286-4640
jwong@poet.com

      POET HOLDINGS, INC. ANNOUNCES SECOND QUARTER REVENUES OF $2.7 MILLION

SAN MATEO, CALIFORNIA -- JULY 25, 2000 -- POET Holdings, Inc. (Neuer Markt:
POXA) announced today revenues for the second quarter of fiscal 2000 of $2.7 million, an increase of $124,000, or 5%, from revenues for the quarter ended June 30, 1999. Net loss for the quarter ended June 30, 2000 was $2.8 million, or $0.26 per share, based on pro-forma weighted average shares outstanding of 10,618,000, compared to a net loss of $1.3 million, or $0.20 per share, based on pro-forma weighted average shares outstanding of 6,534,000, for the quarter ended June 30, 1999. Revenues from the sale of products for the quarter ended June 30, 2000 increased $190,000, or 11%, from the quarter ended June 30, 1999. As planned, the Company's contract with Novell, Inc. was fulfilled and all revenues attributable to Novell, Inc. were recognized completely as of September 30, 1999. Excluding revenues attributable from Novell, Inc., revenues for the quarter ended June 30, 2000 increased $573,000, or 27% from the same period in 1999.

Total consulting and training revenues decreased from $444,000 for the quarter ended June 30, 1999 to $267,000 for the quarter ended June 30, 2000 due primarily to one non-recurring consulting engagement not repeated in the current quarter. Total operating expenses for the quarter ended June 30, 2000 were $5.3 million compared to $3.3 million for the same period in 1999. Total operating expenses increased primarily due to increased sales and marketing expenses, which in turn were primarily due to increased headcount and new marketing programs.

These revenues are below the company's expectations primarily due to lower than anticipated revenues in the POET Content Management Suite (CMS) product line, and to a lesser extent, in the POET Object Server Suite product line and consulting services. POET's strategic Business-to-Business product line, the electronic Catalog Suite (eCS), slightly exceeded the company's expectations and reached approximately $430,000 in product license revenues, representing approximately 116% growth compared to the quarter ended March 31, 2000. The company closed a total of seven new eCS accounts during the quarter including Deutsche Telecom and Icenter, a subsidiary of Siemens AG. The results for the quarter ended June 30, 2000 for POET CMS and POET eCS represent further evidence that the market for the CMS product line remained difficult, while the market acceptance for the eCS product line continued to expand rapidly. As a result of the continued slow revenue growth for the CMS product line, the company is reallocating resources from the CMS product line to the eCS product line. The company will continue to maintain and support its current CMS customer base. However, the company will not pursue new CMS sales opportunities.

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"We are obviously disappointed about the revenue shortfall of our CMS product line," said Dirk Bartels, President and CEO of POET Holdings, Inc. "However, we have experienced tremendous progress in our efforts to develop the market for our eCS product line by establishing a number of strategic accounts and building a strong sales pipeline for the coming quarters. In addition, we believe that the tighter focus on our eCS and OSS product lines will help us in the long run to build more visibility and leadership in those markets."

ABOUT POET HOLDINGS, INC.

POET Holdings, Inc., an international software company with offices throughout the US and Western Europe, develops data management software and Business to Business eCommerce solutions that allow organizations to share, manage and manipulate complex information to facilitate effective business-to-business processes and information exchange over the Internet. POET's product offerings consist of the POET Object Server Suite database management system and the POET eCatalog Suite. POET Holdings, Inc. is publicly traded on the Frankfurt Stock Exchange (Neuer Markt: POXA).

Organizations around the world, such as, Lucent, Perkin-Elmer and TAKKT AG use POET's software to efficiently manage and share complex information. POET Holdings, Inc. has partnerships with leading technology companies such as Ariba, Commerce One, Ericsson LM, Microsoft and SAP.

POET Holdings, Inc. maintains headquarters in San Mateo, California and Hamburg, Germany. For more information, visit the company at http://www.poet.com.

                                       ###

This press release contains forward-looking statements based on current expectations that involve risks and uncertainties, including risks associated with uncertainties pertaining to the timing and level of customer orders, demand for products and services, development of markets for POET Holdings products and services, and other risks identified in POET Holdings SEC filings, including our report filed on form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission. Due to these risks and uncertainties, POET's actual results, events and performance may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. POET Holdings undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The unaudited financial statements that follow should be read in conjunction with the notes set forth in POET Holdings Forms 10-K and S-1 filed with the United States Securities and Exchange Commission.

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                               POET HOLDINGS, INC.
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                   JUNE 30,       DECEMBER 31,
                                                     2000             1999
                                                   --------       ------------
ASSETS
Current assets:
     Cash and equivalents                          $  1,728         $ 35,039
     Short term investments                          35,123            9,311
     Accounts receivable, net                         2,712            2,125
     Inventories and other current assets             2,779              320
                                                   --------         --------
        Total current assets                         42,342           46,795
Property and equipment, net                           1,058              581
Other assets                                            259              224
                                                   --------         --------
Total assets                                       $ 43,659         $ 47,600
                                                   ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts Payable                              $  1,287         $    934
     Accrued Liabilities                              1,871            2,057
     Deferred Revenue                                 1,072              845
     Current Portion of Debt                            259              282
                                                   --------         --------
        Total current liabilities                     4,489            4,118
Long Term Obligation                                    218              418

Stockholders' equity:
     Common Stock                                        11               11
     Additional Paid in Capital                      65,781           65,582
     Deferred Stock Compensation                       (547)            (927)
     Retained Earnings                              (26,593)         (22,058)
     Accumulated other comprehensive income             300              456
                                                   --------         --------
        Total stockholders' equity                   38,952           43,064
                                                   ========         ========
Total liabilities and stockholders' equity         $ 43,659         $ 47,600
                                                   ========         ========

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                               POET HOLDINGS, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                      THREE MONTHS ENDED,            SIX MONTHS ENDED,
                                                    -----------------------       -----------------------
                                                    JUNE 30,       JUNE 30,       JUNE 30,       JUNE 30,
                                                      2000           1999           2000           1999
                                                    --------       --------       --------       --------
Revenues:
            Product                                 $  1,981       $  1,790       $  3,998       $  3,474
            Consulting and Training                      267            444            635            838
            Support and Maintenance                      414            304            800            604
                                                    --------       --------       --------       --------
Total Revenues:                                        2,662          2,538          5,433          4,916

Cost of Revenues
            Products                                      99             68            177            107
            Consulting and training                      266            283            538            530
            Support and maintenance                      338            232            570            514
                                                    --------       --------       --------       --------
             Total cost of revenues                      703            583          1,285          1,151
                                                    --------       --------       --------       --------
Gross profit                                           1,959          1,955          4,148          3,765
Operating Expenses:
            Selling and marketing                      3,071          1,827          5,901          3,473

            Research and development                   1,232            869          2,189          1,626
            General and administrative                   903            446          1,527            798
            Amortization of deferred stock
             compensation                                128            125            273            229
                                                    --------       --------       --------       --------
             Total operating expenses                  5,334          3,267          9,890          6,126
                                                    --------       --------       --------       --------
Operating loss                                        (3,375)        (1,312)        (5,742)        (2,361)
Other income (expense):
            Interest Expense                             (10)           (99)           (21)          (191)
            Interest Income and Other, net               639             84          1,269            171
                                                    --------       --------       --------       --------
             Total other income (expense), net           629            (15)         1,248            (20)
                                                    --------       --------       --------       --------
Loss before income taxes                              (2,746)        (1,327)        (4,494)        (2,381)
Income taxes                                             (41)            (1)           (41)             7
                                                    --------       --------       --------       --------
Net Loss                                            $ (2,787)      $ (1,328)      $ (4,535)      $ (2,374)
                                                    ========       ========       ========       ========
Basic and diluted net loss per share                $  (0.26)      $  (0.84)      $  (0.43)      $  (1.52)
                                                    ========       ========       ========       ========
Shares used in computing basic and
  diluted net loss per share                          10,618          1,576         10,595          1,566
                                                    ========       ========       ========       ========

Pro forma basic and diluted net loss  per share                    $  (0.20)                     $  (0.37)
                                                                   ========                      ========
Shares used in computing pro forma basic
  and diluted net loss per share                                      6,534                         6,501
                                                                   ========                      ========